UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Teletouch Communications, Inc.
(Name of Registrant as Specified In Its Charter

(Name of Person(s) Filing Proxy Statement, if other than the Registrant

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Teletouch Communications, Inc.

Notice of Annual Meeting and Proxy Statement

Annual Meeting to be held on November 14, 2011
 11 a.m. EST (10 a.m. CST) at
The Ashton Hotel, 610 Main Street, Fort Worth, TX 76102
in the Winfree Ballroom

Teletouch Communications, Inc.

5718 Airport Freeway, Fort Worth, Texas 76117

Notice of Annual Meeting of Shareholders to be Held on November 14, 2011

Dear Shareholder:

NOTICE IS HEREBY GIVEN that an Annual Meeting of Shareholders (the “Annual Meeting”) of Teletouch Communications, Inc. is to be held on November 14, 2011, at 11 a.m. EST (10 a.m. CST). The meeting will be held at The Ashton Hotel, 610 Main Street, Fort Worth, TX 76102 in the Winfree Ballroom, for the following purposes:

1.	To elect three Class I directors to serve until their respective terms expire or until their successors are duly elected and qualified;

2.	To ratify the appointment of BDO USA, LLP as independent registered public accounting firm of the Company for the fiscal year ending May 31, 2012; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

All shareholders are cordially invited to attend the Annual Meeting; however, only shareholders of record at the close of business on October 5, 2011 (“Record Date”) are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.  A complete list of these stockholders will be open for the examination of any shareholder of record at the principal executive offices of the Company, but will be closed at least 10 days immediately preceding the Annual Meeting.  The list will also be available for the examination of any shareholder of record present at the Annual Meeting.  The Annual Meeting may be adjourned or postponed from time to time without notice other than by announcement at the meeting.

As discussed in the more detail in the proxy statement, the Board of Directors recommends that you vote FOR Proposals 1 and 2.

We will be reporting on the Company’s activities and you will have an opportunity to ask questions about its operations.  We look forward to seeing you at the meeting in November.

Sincerely, /s/ Robert M. McMurrey Robert M. McMurrey Chairman of the Board, Chief Executive Officer

October 6, 2011

Whether or not you plan to attend the meeting in person, please complete, sign and date the enclosed proxy and return it promptly in the enclosed return envelope.  No postage is required if mailed in the United States. You may also vote your shares by telephone voting which is explained in further detail on your proxy card. Shareholders who execute a proxy card may nevertheless attend the meeting, revoke their proxy and vote their shares in person.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 14, 2010

Electronic copies of the Company’s Proxy Statement for the Annual Meeting of Shareholders and the Company’s Annual Report on Form 10-K, as amended, for the fiscal year ended May 31, 2011 are available at http://www.teletouch.com.  Copies of the exhibits to the Annual Report on Form 10-K will be sent to shareholders by first class mail, without charge, within one day of the Company’s receipt of a written or oral request for said exhibits.  To request exhibits, please send your written request to: Teletouch Communications, Inc., c/o Corporate Secretary, 5718 Airport Freeway, Fort Worth, Texas  76117; our facsimile is (817) 654-6220.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this proxy statement?

This proxy statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Teletouch Communications, Inc., a Delaware corporation, for use at the Annual Meeting of its shareholders to be held on November 14, 2011, at 11 a.m. EST (10 a.m. CST) at The Ashton Hotel, 610 Main Street, Fort Worth, TX 76102 in the Winfree Ballroom, and at any adjournments or postponements of the Annual Meeting.  This proxy statement summarizes the information you need to make an informed vote on the proposals to be considered at the Annual Meeting.  However, you do not need to attend the Annual Meeting to vote your shares.  Instead, you may simply complete, sign and return the enclosed proxy card using the envelope provided, or vote by telephone as described on the proxy card.  The terms “Teletouch,” “Company,” “we,” or “our” refer to Teletouch Communications, Inc.

What are the purposes of this meeting?

Our Board, on behalf of Teletouch, is seeking your affirmative vote for the following:

1.	To elect three Class I directors to serve until their respective terms expire or until their successors are duly elected and qualified;

2.	To ratify the appointment of BDO USA, LLP as independent registered public accounting firm of the Company for the fiscal year ending May 31, 2012; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

We did not receive any shareholder proposals for inclusion in this proxy statement by the date prescribed therefor and are not aware of any other matters to be presented for action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting, it is intended that the persons named in the accompanying proxy card will vote at their discretion pursuant to the proxy card in accordance with their best judgment on such matters.

Who may attend the meeting?

Only shareholders, their proxy holders, and our invited guests may attend the Annual Meeting.  If you plan to attend, please bring identification, and, if you hold shares in street name, you should bring your bank or broker statement showing your beneficial ownership of Teletouch stock in order to be admitted to the meeting.

Who can vote?

You can vote at the Annual Meeting in all matters properly brought before the Annual Meeting if, as of the close of business on the record date, October 5, 2011, you were a holder of record of the Company’s common stock.  On the record date, there were 48,739,002 shares of our common stock issued and outstanding.

How many votes do I have?

Each share of common stock is entitled to one vote on each matter presented at the Annual Meeting.

Why would the Annual Meeting be postponed or adjourned?

The Annual Meeting will be postponed if a quorum is not present on the date of the Annual Meeting.  At any meeting of the holders of at least one-third (1/3) of all of the issued and outstanding shares, taken together as a single class, either in person or represented by proxy, constitutes a quorum.  For purposes of determining the presence of a quorum, abstentions and broker non-votes will be counted as present.  A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner signs and returns a proxy but does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner. If a quorum is not present, the meeting may be adjourned or postponed by those shareholders who are represented. The meeting may be rescheduled at the time of the adjournment with no further notice of the rescheduled time, except such notice provided at the meeting at which the adjournment decision was made. An adjournment will have no effect on the business to be conducted. We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that a quorum is present.

How do I vote by proxy?

Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.  Returning the proxy card will not affect your right to attend the Annual Meeting and vote in person.

If you properly fill in your proxy card and send it to us in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed.  If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board as follows:

1.	FOR the election of the director nominees

2.	FOR the ratification of the appointment of BDO USA, LLP

If any other matters are presented, your proxy will vote in accordance with his best judgment.  At the time this proxy statement was printed, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this proxy statement.

How do I vote in person?

If you plan to attend and vote in person at the Annual Meeting or at a later date if the meeting is adjourned or postponed, we will give you a ballot when you arrive.  However, if your shares are held in the name of your broker, bank or other nominee, you must bring a power of attorney executed by the broker, bank or other nominee that owns the shares of record for your benefit and authorizing you to vote the shares.

What is the difference between a shareholder of record and a shareholder who holds share in street name?

If your shares are registered in your name, you are a shareholder of record with respect to those shares. On the other hand, if your shares are registered in the name of your broker or bank, your shares are held in street name and you are considered the “beneficial owner” of the shares. As the beneficial owner of those shares, you have the right to direct your broker or bank how to vote your shares, and you will receive separate instructions from your broker or bank describing how to vote your shares.

May I revoke my proxy?

If you give a proxy, you may revoke it at any time before it is exercised.  You may revoke your proxy in three ways:

1.	You may send in another proxy with a later date.

2.
You may notify us in writing (or if the stockholder is a corporation, under its corporate seal, by an officer or attorney of the corporation) at our principal executive offices before the Annual Meeting that you are revoking your proxy.

3.	You may vote in person at the Annual Meeting.

What vote is required to take action?

Proposal 1 – Election of Directors. A plurality of the eligible votes cast is required to elect director nominees. A nominee who receives a plurality means he has received more votes than any other nominee for the same director’s seat. Broker non-votes will have no effect on Proposal 1.

Proposal 2 – Ratification of Auditors. The approval of this Proposal requires the affirmative vote of a majority of the votes cast, voting in person or by proxy. Abstentions and broker non-votes will not be taken into account in determining the outcome of Proposal 2.

If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares in its discretion on “routine matters.” For purposes of this annual meeting, the Company has determined that the ratification of its independent auditors (Proposal 2) is a routine matter. However, absent your instructions, the record holder will not be permitted to vote your shares on a non-routine matter, which are referred to as “broker non-votes,” properly brought before the meeting. Broker non-votes (shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) are not counted or deemed to be present or represented for the purpose of determining whether shareholders have approved that proposal. Beginning in 2010, the election of directors in an uncontested election is deemed to be a non-routine matter. Accordingly, if you hold your shares in street name, in order for your shares to be voted for the election of directors at the Annual Meeting (Proposal No. 1), you must provide voting instructions to your broker in accordance with the voting instruction card that you will receive from your broker.

Who is making this solicitation?

We are soliciting your vote through the use of the mail and will bear the cost of this solicitation.  We will not employ third party solicitors, but our directors, officers, employees, and consultants may solicit proxies by mail, telephone, personal contact, or through online methods.  We will reimburse their expenses for doing this.  We will also reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of our stock.  Other proxy solicitation expenses include those for preparation, mailing, returning, and tabulating the proxies.

Are there any dissenters’ rights of appraisal?

The Board is not proposing any action for which the laws of the State of Delaware, our Certificate of Incorporation or our Bylaws, as amended from time to time, provide a right of a shareholder to obtain appraisal of or payment for such shareholder’s shares.

Where are the principal executive offices of Teletouch?

Our principal executive offices are located in 5718 Airport Freeway, Fort Worth, Texas 76117 and our telephone number is (800) 232-3888.

How can I obtain additional information about Teletouch?

Copies of our Annual Report on Form 10-K for the fiscal year ended May 31, 2011, as amended and as filed with the Securities and Exchange Commission are being sent to all shareholders along with this proxy statement. Additional copies will be furnished without charge to shareholders upon written request. Exhibits to the Annual Report will be provided upon written request. All written requests should be directed to:  Teletouch, c/o Chief Financial Officer, 5718 Airport Freeway, Fort Worth, Texas 76117, telephone (800) 232-3888.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which requires that we file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding companies, including Teletouch, that file electronically with the SEC.  The SEC’s website address is http://www.sec.gov.  In addition, our filings may be inspected and copied at the public reference facilities of the SEC located at 100 F Street, N.E. Washington, DC 20549; and at the SEC’s regional offices at 233 Broadway, New York, NY 10279 and Citicorp Center, 500 West Madison Street, Room 1400, Chicago, IL 60661.  Copies of the material may also be obtained upon request and payment of the appropriate fee from the Public Reference Section of the SEC located at 100 F Street, N.E., Washington, DC 20549.

YOUR VOTE IS IMPORTANT.   EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ENCOURAGE YOU TO COMPLETE AND RETURN THE ENCLOSED PROXY CARD TO ENSURE THAT YOUR SHARES ARE REPRESENTED AND VOTED.  THIS BENEFITS THE COMPANY BY REDUCING THE EXPENSES OF ADDITIONAL PROXY SOLICITATION.

***********************************

Security Ownership of Certain Beneficial Owners and Management

Set forth below is information regarding the beneficial ownership of our common stock, as of the record date, October 5, 2011, by:

•	each person known to us that beneficially owns more than 5% of our outstanding shares of common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our current directors and executive officers as a group.

We believe that, except as otherwise noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated in the footnotes, the address for each principal shareholder is in the care of 5718 Airport Freeway, Fort Worth, Texas 76117.

	Number of
	Common	% of Common
	Shares	Shares
Name and Address	Beneficially	Beneficially
of Beneficial Owner	Owned (1)	Owned

Robert M. McMurrey (2)(3)(6)	31,769,493	62.8%

Progressive Concepts Communications, Inc. (6)	28,650,999	58.8%

TLL Partners, L.L.C. (6)	28,650,999	58.8%

Stratford Capital Partners, L.P. (4)(5)	17,610,000	36.1%
200 Crescent Court, Suite 1600
Dallas, Texas 75201

Retail & Restaurant Growth Capital, L.P. (4)(5)	11,740,000	24.1%
2701 East Plano Parkway, Suite 200
Plano, TX 75074

Lazarus Management Company, L.L.C (7)	5,000,000	10.3%
2401 E. Second Avenue, Suite 600
Denver, CO 80206

Thomas A. "Kip" Hyde, Jr. (2)(8)	2,451,974	4.8%

Douglas E. Sloan (2)(11)	1,032,631	2.1%

Michael Dickens (2)(11)	333,333	*

Clifford E. McFarland (3)(9)	216,331	*

Henry Y.L. Toh (3)(11)	216,998	*

Marshall G. Webb (3)(11)	216,998	*

Terry K. Dorsey (10)	45,000	*

All Named Executive Officers and Directors
as a Group ( 7 Persons)	36,282,758	66.1%

    *           Indicates less than 1.0%.

(1)           Unless otherwise noted in these footnotes, Teletouch believes that all shares referenced in this table are owned of record by each person named as beneficial owner and that each person has sole voting and dispositive power with respect to the shares of common stock owned by each of them. In accordance with SEC Rule 13d-3, each person’s percentage ownership is determined by assuming that the options or convertible securities that are held by that person, and which are exercisable within 60 days, have been exercised or converted, as the case may be.

(2)           Named Executive Officer.

(3)           Director.

(4)           Includes 2,610,000 shares of the Company’s common stock transferred to Stratford Capital Partners, L.P. (“Stratford”) in connection with the restructuring of the subordinated debt at PCI. TLL Partners, L.L.C., a Delaware limited liability company (“TLLP”) transferred such shares to Stratford in August 2006 as partial settlement of the junior debt obligations of PCI with the balance of the junior debt converted into redeemable Series A Preferred Unit membership interests (the “Preferred Units”) in  TLLP. Stratford’s mailing address is 300 Crescent Court, Suite 1600, Dallas, Texas 75201. Also, includes 15,000,000 shares of the Company’s common stock transferred to Stratford by TLLP in connection with the transactions described in the Company’s Current Report on Form 8-K filed with the SEC on August 18, 2011 (the “August 18 8-K”), a copy of which is attached, (i) in redemption of all outstanding Preferred Units in TLLP held by Stratford and (ii) a cash payment by Stratford to TLLP in the amount of $2,250,000. The shares so transferred (along with the shares transferred to RRGC as described in Note (5) below), are subject to (i) a call option in favor of TLLP (the “Call Option”) which will permit TLLP for a period of 15 months (the “Option Period”) to purchase some or all of such shares at an exercise price of $1.00 per share, and (b) a put option (the “Put Option”) in favor of Stratford and RRGC to sell to TLLP for thirty 30 days following the conclusion of the 15-month option period some or all of such shares then held by Stratford and RRGC at an exercise price $1.00 per share. Beginning on March 17, 2012, Stratford is free to distribute, sell or otherwise dispose of the shares subject to the call option. If it does so, the number of shares subject to the call option and the put option will be reduced on a share-for-share basis.  Also, to the best of the Company’s knowledge, during the Option Period, Stratford and RRGC agreed to vote all such transferred shares on any matter submitted to a vote of the Company’s shareholders in the same proportion which other shares of the Company are voted for such matter.  The share transfers to Stratford and RRGC (as described in this Note and Note (5) below) which were completed on August 17, 2011, constituted a change of control of the Company since, following Stratford’s and RRGC’s acquisition and beneficial ownership of 29,350,000 shares or 60.2% of the Company’s outstanding securities, Stratford and RRGC, collectively, now control the Company, as stated in the combined Schedule 13D/A by Stratford Capital and RRGC filed by each of them with the Securities and Exchange Commission on August 11, 2011 (the “13D/A”).  Information regarding this beneficial owner is furnished partially in reliance upon this 13D/A filing.

(5)           Includes 1,740,000 shares of the Company’s common stock transferred to Retail & Restaurant Growth Capital, L.P. (“RRGC”) in connection with the restructuring of the subordinated debt at PCI. TLLP transferred such shares to RRGC in August 2006 as partial settlement of the junior debt obligations of PCI with the balance of the junior debt converted into Preferred Units in TLLP. RRGC’s mailing address is 2701 E. Plano Pkwy, Suite 200, Plano, TX 75074. Also, includes 10,000,000 shares of the Company’s common stock transferred to RRGC by TLLP in connection with transactions described in the August 18 8-K, a copy of which is attached hereto, (i) in redemption of all outstanding Preferred Units in TLLP held by RRGC and (ii) a cash payment by RRGC to TLLP in the amount of $1,500,000. The shares so transferred to RRGC (along with the shares transferred to Stratford as described in Note (4) above), are subject to (i) the same Call Option which will permit TLLP for a period of 15 months to purchase some or all of such shares at an exercise price of $1.00 per share, and (b) the same Put Option to sell to TLLP for thirty 30 days following the conclusion of the 15-month option period some or all of such shares then held by Stratford and RRGC at an exercise price $1.00 per share. Beginning on March 17, 2012, RRGC is free to distribute, sell or otherwise dispose of the shares subject to the call option. If it does so, the number of shares subject to the call option and the put option will be reduced on a share-for-share basis.  The share transfers to Stratford and RRGC (as described in this Note and Note (4) above) which were completed on August 17, 2011, constituted a change of control of the Company, and Stratford and RRGC, collectively, now control the Company, as stated in the 13D/A.  Information regarding this beneficial owner is furnished partially in reliance upon this 13D/A filing.

(6)           Robert M. McMurrey is the sole manager of TLLP, and Progressive Concepts Communications, Inc., a Delaware corporation (“PCCI”) owns all the common membership interests of TLLP. Mr. McMurrey controls PCCI by virtue of his ownership of approximately 94% of the issued and outstanding common stock of PCCI. Mr. McMurrey and PCCI have shared voting and dispositive power with respect to all the shares owned by TLLP. Mr. McMurrey controls Rainbow Resources, Inc. (“RRI”) and is the direct owner of the 40,442 shares shown as owned directly. Following the August 2011 disposition and transfers of its securities of the Company to Stratford and RRGC (as described in Notes (4) and (5) above), TLLP no longer controls the Company. However, pursuant to the beneficial ownership requirements set forth in SEC Rule 13d-3, TLLP’s beneficial ownership includes 25,000,000 shares of the Company’s common stock that are owned by Stratford and RRGC which are subject to the Call Option as described in Notes (4) and (5) above. Also, the figures for Mr. McMurrey include the 1,200,000 shares held of record by RRI. Also included in the figures for Mr. McMurrey are 40,442 shares of common stock owned personally by Mr. McMurrey and 1,878,052 shares underlying stock options issued to Mr. McMurrey which are all vested. In August 2008, Mr. McMurrey was granted 921,052 options to purchase common stock, 301,017 of which vested in August 2009, 307,017 of which vested in August 2010 and 307,018 of which vested in August 2011. In June 2009, June 2010 and June 2011, under the terms of his employment agreement effective June 1, 2008, Mr. McMurrey was granted 319,000 options to purchase common stock for a cumulative total of 957,000 options granted which vested immediately upon issuance.  Information regarding this beneficial owner is furnished partially in reliance upon a Form 4 filing with the SEC dated August 15, 2011 by Robert M. McMurrey disclosing the changes in beneficial ownership by him and his affiliates.

(7)            The securities reported as beneficially owned by Lazarus Management Company LLC (“Lazarus Management”) are held by or for the benefit of Lazarus Investment Partners LLLP (“Lazarus Partners”).  Lazarus Management, as the investment adviser and general partner of Lazarus Partners and Justin B. Borus, as the managing member of Lazarus Management, may be deemed to beneficially own the securities held by Lazarus Management for the purposes of Rule 13d-3 of the Exchange Act of 1934, as amended, insofar as they may be deemed to have the power to direct the voting or disposition of those Securities. The mailing address for Lazarus is 2401 E. 2nd Avenue, Suite 600, Denver, CO 80206.  Information regarding this beneficial owner is furnished partially in reliance upon its Schedule 13G filed with the SEC on  June 3, 2011.

(8)           Includes 2,451,974 shares underlying stock options granted to Mr. Hyde which are all vested.   Mr. Hyde was hired as the Company’s CEO in October 2004. Under the terms of Mr. Hyde’s October 2004 employment agreement, Mr. Hyde was granted 500,000 options to purchase common stock, 166,667 of which vested in October 2005, 166,667 of which vested in May 2006 and 166,666 of which vested in May 2007. Mr. Hyde was granted an additional 400,000 options to purchase common stock in September 2006, 133,334 of which vested in September 2007, 133,333 of which vested in September 2008 and 133,333 of which vested in September 2009. In August 2008, Mr. Hyde was granted 789,473 options to purchase common stock, 263,158 of which vested in August 2009, 263,158 of which vested in August 2010 and 263,157 of which vested in August 2011. In each of June 2009, June 2010 and June 2011, under the terms of his employment agreement effective June 1, 2008, Mr. Hyde was granted 254,167 options to purchase common stock, for a cumulative total of 762,501 options granted, which vested immediately upon issuance.

(9)           Includes 210,331 shares underlying stock options granted to Mr. McFarland and 12,000 shares registered in the name of McFarland, Grossman & Co. (“MGCO”) of which Mr. McFarland is the President and a director. Such 12,000 shares are held by MGCO for the benefit of another entity of which Mr. McFarland is a 50% owner. Mr. McFarland disclaims ownership of 6,000 of such shares. The shares do not include securities owned by TLLP; Mr. McFarland owns a minority interest in PCCI, the parent of TLLP.

(10)           Mr. Dorsey was appointed to the Board on September 26, 2011 to fill a Class II director vacancy.   Mr. Dorsey was a granted 45,000 options to purchase common stock which vested immediately on the date of his appointment.

(11)           Represents shares underlying stock options.

Section 16(a) Beneficial Ownership Compliance during the fiscal 2011

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than 10% of a registered class of our equity securities within specified time periods to file certain reports of ownership and changes in ownership with the SEC.  Based solely upon a review of Forms 3, Forms 4 and Forms furnished to the Company during the Company’s most recent fiscal year and through the date of this Report, the Company believes that, on one occasion (one transaction reportable on Form 4 per each person) during the fiscal year, each of the following individuals (Messrs. McMurrey, Sloan, Hyde, Webb, McFarland and Toh) inadvertently filed late their respective Forms 4. All of such late filings have been made and, to the Company’s knowledge, there were no other forms which were filed late or not filed during the subject period.

Proposal 1

To elect three Class I directors to serve until their respective terms expire or until their successors are duly elected and qualified

Our By-Laws, as amended to date, provide that our Board is to be divided into three classes: Class I, Class II and Class III, with the total number of directors to be no fewer than 3 and no more than 12 members. In addition, our By-Laws further state that the first term of office of directors of Class I will expire at the first annual meeting after their election, and thereafter such terms will expire on each three year anniversary of such date. Similarly, the first term of office of directors of Classes II and III, respectively, will expire at the first annual meeting after their election, and thereafter such terms will expire on each three year anniversary of such date, respectively.

Prior to the annual shareholder meeting in October 2010, the Company had been unable to hold its annual shareholder meetings following the August 2006 acquisition of PCI and due to the time and effort required to complete the PCI audit, among other things related to the August 2006 transactions, which caused the Company to fall out of compliance with its reporting obligations under the Exchange Act and its continued listing requirements under the NYSE Amex Company Guide.  As of the date of the prior year annual shareholder meeting, the Company had completed and filed all requisite SEC filings and regained its compliance with its reporting requirements under the Exchange Act.  At our last annual meeting, the terms of office of all three Classes, I, II and III had expired and, the Board’s Nominating and Governance Committee nominated and the Board approved and recommended all of the then current Board members for re-election. At the 2010 annual shareholder meeting, all director nominees were re-elected which resulted in the Class I directors standing for re-election at the this 2011 annual meeting, the Class II directors – at the 2012 annual meeting, and the Class III directors – at the 2013 annual meeting.

Our Board currently consists of six directors and one vacancy: two Class I Directors (Messrs. McMurrey and McFarland), two Class II Directors (Messrs. Webb and Dorsey) and two Class III Directors (Messrs. Toh and Hyde).  On September 26, 2011, our Board, among other things, approved an addition of one seat to Class I, thereby expanding it from two seats to three. Upon recommendation of the Nominating and Corporate Governance Committee and approval of the Board, two current Class I Directors, Messrs. McMurrey and McFarland, will stand for re-election at this Annual Meeting. In addition, the Board (upon review and recommendation of the Nominating and Corporate Governance Committee) approved for Ronald L. Latta, Jr. to stand for election as the third Class I Director at this Annual Meeting of the Company’s shareholders. Therefore, Messrs. McMurrey, McFarland and Latta are the Board nominees for the Class I directorships (the “Board Nominees”).

In case any of the nominees becomes unavailable for election to the Board the persons named as proxies will have full discretion and authority to vote or refrain from voting for any other nominees in accordance with their judgment.  The Board nominees, if elected, will serve until the next annual meeting of shareholders or until each successor is duly elected and qualified. All nominees have consented to being named herein and have indicated their intention to serve as our directors, if elected.  If a nominee becomes unable or unwilling to accept nomination or election, the Board may either select a substitute nominee or reduce the size of the Board. If you have submitted a proxy and a substitute nominee is selected, your shares will be voted for the election of the substitute nominee. Alternatively, if the Board does not select a substitute nominee, the proxies may vote only for the remaining nominees, leaving a vacancy that may be filled at a later date by the Board.  The Board has no reason to believe that any nominee would be unable or unwilling to serve if elected.

Board Nominees

Name	Age	Title

Robert M. McMurrey (1)	65	Chairman of the Board and CEO
Clifford E. McFarland (2)	55	Independent Director
Ronald L. Latta, Jr.	47	Independent Director
_________________
(1)
Member of the Executive Committee. Mr. McMurrey was appointed to serve as Chief Executive Officer of Teletouch in November 2006.  He had previously served as Teletouch’s Chief Executive Officer through February 2000.

(2)	Member of the Audit, Compensation, Executive and Nominating and Corporate Governance Committees, respectively.

Robert M. McMurrey, Chairman of the Board of Directors and Chief Executive Officer, has been a director of Teletouch since 1984. He served as Chief Executive Officer until February 2000 and was re-appointed to this position in November 2006. He is also the President, Chief Executive Officer, a director and the sole shareholder of Rainbow Resources, Inc. Through Rainbow Resources, Inc., Mr. McMurrey acquired a controlling interest in Teletouch in 1984. Since 1984, Mr. McMurrey’s ownership interest in Teletouch has changed several times with the most recent change occurring on August 18, 2011, whereby Mr. McMurrey transferred his interest in the majority of the outstanding common stock of Teletouch that was held by TLL Partners, LLC (“TLLP”), to certain equity holders of TLLP resulting in a change of voting control of Teletouch. Mr. McMurrey is the majority shareholder, a director and an officer of Progressive Concepts Communications, Inc., which is the majority shareholder of TLLP, a Texas limited liability company, which owns a minority interest of the outstanding common stock of Teletouch. Mr. McMurrey was also an officer and director of Progressive Concepts, Inc. (“PCI”) prior to the contribution of the stock of PCI by TLLP to Teletouch in August 2006. Mr. McMurrey is also a controlling person of TLL Partners, LLC and Rainbow Resources, Inc. The principal business of TLLP is to act as a holding company for Mr. McMurrey’s investment in Teletouch securities. Mr. McMurrey received a B.S. Degree in Petroleum Engineering from the University of Texas in 1971. Mr. McMurrey’s substantial experience in acquiring, financing and operating wireless and other companies and his day to day leadership as Chief Executive Officer of our Company provides him with intimate knowledge of our business and operations and contributes substantial value to the Board and the Company at large.

Clifford E. McFarland, an Independent Director, has been a director of Teletouch since May 1995. In 1991, Mr. McFarland co-founded McFarland, Grossman & Company, Inc. (“MGCO”), an investment bank in Houston, Texas, and has served as the President and Senior Managing Director of MGCO since its inception. From May 2006 to December 12, 2008, Mr. McFarland also served as President of LITMUS Consulting, LLC, a strategic financial services provider. From April 2008 to June 2008, Mr. McFarland served as a director and a Compensation Committee member of Production Enhancement Group, Inc., a Toronto Stock Exchange listed public company. Mr. McFarland earned a B.S. in Business / Public Affairs from the University of Houston / Clear Lake. Mr. McFarland brings substantial experience in key areas of interest to our Company, including financial management and analysis, investment banking, capital formation, mergers and acquisitions.

Ronald L. Latta, Jr.  Mr. Latta has 25 years of investment banking experience working primarily with small to medium size private and public companies.  Mr. Latta started his career at Lovett Underwood Neuhaus & Webb (Kemper Securities Group).  From January 1, 2010 to present, Mr. Latta has been the owner and managing member of RL Financial Advisory Services, LLC., providing mergers & acquisitions, advisory, debt and equity financing and other advisory services. From March 2000 to December 31, 2009, Mr. Latta was a Managing Director with Howard Frazier Barker Elliott (“HFBE”), a Houston based business valuation and advisory firm where he was recruited in 2000 to start up the firm’s investment banking effort.  Prior to joining HFBE, Mr. Latta was a Managing Director and one of the founding members of Harris Webb & Garrison, another Houston based investment banking firm which grew to over 50 employees prior to merging with Sanders Morris Mundy in 2000.   Mr. Latta has worked on a variety of transactions including public offerings, private placements of debt and equity, leveraged buyouts, mergers and acquisitions, valuations, fairness opinions as well as corporate advisory projects.  Mr. Latta has experience in a variety of industries including manufacturing, distribution, oil service and other service businesses, retail, information technology, software, publishing, healthcare and biotechnology.  Mr. Latta’s experience covers over 200 transactions, including 14 private placements with a value in excess of $300 million and 25 merger and acquisition transactions with a value in excess of $550 million.  Mr. Latta has also completed more than 50 fairness opinions for a variety of transactional situations including acquisitions, financings, restructurings and going-private transactions.  Mr. Latta has also been responsible for overseeing and monitoring direct equity investments made by partners, employees and other “friends of the firm” in certain client companies.  In two instances, Mr. Latta has served on the Board of Directors of these companies.  Mr. Latta has been a speaker at numerous seminars for business professionals and business owners regarding capital markets, mergers and acquisitions and fairness opinions.  Mr. Latta received a BBA in Finance from Texas A&M University and an MBA with honors from the University of Texas at Austin.

The Board determined that, if elected, Mr. Latta would serve as an “independent” director on the Board as such term is defined under the NYSE Amex LLC corporate governance requirements and the applicable federal securities laws, rules and regulations. There is no arrangement or understanding between Mr. Latta and any other persons pursuant to which he would serve on the Board if elected at the Annual Meeting. Nor are there any family relationships between Mr. Latta and any executive officers and directors. Further, there are no transactions involving the Company and such persons which transaction would be reportable pursuant to Item 404(a) of Regulation S-K.

***************

Biographical information with respect to the current Board members is provided in the Directors and Executive Officers of Teletouch section of this proxy statement appearing on page 13.

Vote Required for Approval of Proposal 1; Board recommendation

A plurality of the eligible votes cast is required to elect director nominees. A nominee who receives a plurality means he has received more votes than any other nominee for the same director’s seat.

The Board recommends a vote FOR the election of the Board approved director nominees.

Proposal 2

To ratify the appointment of BDO USA, LLP as independent registered public accounting firm of the Company for the fiscal year ending May 31, 2012

General

The Company has selected the firm of BDO USA, LLP (“BDO”) to audit the financial statements for the fiscal year ending May 31, 2012, and seeks shareholder ratification of said appointment.  The Audit Committee, which has selected BDO to serve as our independent auditors, believes that BDO has the personnel, professional qualifications and independence necessary to act as the Company’s independent auditors.  A representative of BDO will be in attendance at the Annual Meeting either in person or by telephone.  The representative will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

The ratification by our shareholders of the Audit Committee’s selection of independent public accountants is not mandated by Delaware law, our bylaws or other legal requirements. However, the Audit Committee is submitting its selection of BDO to our shareholders for ratification this year. If the selection of BDO is ratified by our shareholders at the Annual Meeting, the Audit Committee, in its discretion, nevertheless may select and appoint a different independent accounting firm at any time.  If the shareholders do not ratify the selection of BDO, the Audit Committee will reconsider the retention of that firm, but the Audit Committee would not be required to select another firm as independent public accountants and may nonetheless retain BDO.  If the Audit Committee does select another firm to serve as the Company’s independent public accountants, whether or not the shareholders have ratified the selection of BDO, the Audit Committee would not be required to call a special meeting of the shareholders to seek ratification of the selection, and in all likelihood would not call a special meeting for that purpose.  In all cases, the Audit Committee will make any determination as to the selection of the Company’s independent public accountants in light of the best interests of the Company and its shareholders.

Overview and Audit Fees

The following table represents the fees for professional services rendered by BDO for the fiscal years 2011 and 2010:

	Fiscal year ended
	May 31,
	2011	2010
Audit fees (1)	$207,640	$247,149
Audit-related fees (2)	-	-
Tax fees (3)	73,226	112,612
All other fees (4)	-	-

Total fees billed from independent auditors	$280,866	$359,761

(1)
Audit fees include fees for professional services performed for the audit of our annual financial statements, review of financial statements included in our SEC filings, proxy statements, and responses to SEC comment letters.

(2)
Audit-related fees are fees for assurance and related services that are reasonably related to the audit.  This category includes fees related to assistance in employee benefit plan audits, attendance of audit committee meetings, consulting on financial accounting/reporting standards and due diligence related to acquisitions.

(3)	Tax fees primarily include professional services performed with respect to preparation of our federal and state tax returns for our consolidated subsidiaries and for state and local tax consultation.

(4)	All other fees are fees for other permissible work performed that do not meet the above category descriptions.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee on an annual basis reviews audit and non-audit services performed by the independent auditors. All audit and non-audit services are pre-approved by the Audit Committee, which considers, among other things, the possible effect of the performance of such services on the auditors’ independence.  Our Audit Committee has the sole authority to pre-approve all audit and non-audit services provided by our independent accountants.  The Audit Committee has adopted policies and procedures for the pre-approval of services provided by the independent accountants.  The Audit Committee on an annual basis reviews audit and non-audit services performed by the independent accountants.  All audit and non-audit services are pre-approved by the Audit Committee, which considers, among other things, the possible effect of the performance of such services on the accountants’ independence.  As permitted under the Sarbanes-Oxley Act of 2002, the Audit Committee may delegate pre-approval authority to one or more of its members.  Any service pre-approved by a delegate must be reported to the Audit Committee at the next scheduled quarterly meeting.  The Audit Committee considered whether the provision of the auditors’ services, other than for the annual audit and quarterly reviews, is compatible with its independence and concluded that it is compatible.  In 2011 and 2010, all such services were pre-approved by the Audit Committee.

Vote Required for Approval of Proposal 2; Board recommendation

The approval of this Proposal requires the affirmative vote of a majority of the votes cast, voting in person or by proxy.

The Board recommends a vote FOR this Proposal 2.

Directors and Executive Officers of Teletouch

The following table sets forth the names, titles and ages of our directors and executive officers:

Name	(1)	Title
Robert M. McMurrey (4)(6)	65	Chairman of the Board of Directors and Chief Executive Officer
Thomas A. "Kip" Hyde, Jr. (7)(9)	50	Director, President and Chief Operating Officer
Douglas E. Sloan (8)	44	Chief Financial Officer, Treasurer and Corporate Secretary
Clifford E. McFarland (2)(3)(4)(5)	55	Independent Director
Marshall G. Webb (2)(3)(5)	68	Independent Director
Henry Y.L. Toh (2)(3)(5)	54	Independent Director
Terry K. Dorsey (10)	64	Independent Director

(1)	As of October 5, 2011.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Executive Committee.
(5)	Member of the Nominating Committee and Corporate Governance Committee.
(6)	Mr. McMurrey was appointed to serve as Chief Executive Officer of Teletouch in November 2006. Mr. McMurrey had previously served as Teletouch’s Chief Executive Officer through February 2000.
(7)	Mr. Hyde was appointed to serve as President and Chief Operating Officer of Teletouch in November 2006. Prior to this appointment, Mr. Hyde had served as Chief Executive Officer of Teletouch.
(8)	Mr. Sloan was promoted from Interim Chief Financial Officer to Chief Financial Officer of Teletouch in November 2006.
(9)	On March 6, 2009, Mr. Hyde was appointed to the Company’s Board of Directors.
(10)	Appointed to the Board on September 26, 2011 to fill a vacancy as a Class II director.

Our Board oversees our business affairs and monitors the performance of our management.  Each director and executive officer holds office until his successor is duly elected and qualified, his resignation or he is removed in the manner provided by our Bylaws.  All officers are appointed and serve at the discretion of the Board. All of our officers devote their full-time attention to our business.

Our By-Laws, as amended to date, provide that our Board is to be divided into three classes: Class I, Class II and Class III, with the total number of directors to be no fewer than 3 and no more than 12 members.

Biographical Information of Directors and Executive Officers

Biographical information with respect to the Company’s current executive officers and directors is provided below.

Robert M. McMurrey, Chairman of the Board of Directors and Chief Executive Officer, has been a director of Teletouch since 1984. He served as Chief Executive Officer until February 2000 and was re-appointed to this position in November 2006. He is also the President, Chief Executive Officer, a director and the sole shareholder of Rainbow Resources, Inc. Through Rainbow Resources, Inc., Mr. McMurrey acquired a controlling interest in Teletouch in 1984. Since 1984, Mr. McMurrey’s ownership interest in Teletouch has changed several times with the most recent change occurring on August 18, 2011, whereby Mr. McMurrey transferred his interest in the majority of the outstanding common stock of Teletouch that was held by TLL Partners, LLC (“TLLP”), to certain equity holders of TLLP resulting in a change of voting control of Teletouch. Mr. McMurrey is the majority shareholder, a director and an officer of Progressive Concepts Communications, Inc., which is the majority shareholder of TLLP, a Texas limited liability company, which owns a minority interest of the outstanding common stock of Teletouch. Mr. McMurrey was also an officer and director of Progressive Concepts, Inc. (“PCI”) prior to the contribution of the stock of PCI by TLLP to Teletouch in August 2006. Mr. McMurrey is also a controlling person of TLL Partners, LLC and Rainbow Resources, Inc. The principal business of TLLP is to act as a holding company for Mr. McMurrey’s investment in Teletouch securities. Mr. McMurrey received a B.S. Degree in Petroleum Engineering from the University of Texas in 1971. Mr. McMurrey’s substantial experience in acquiring, financing and operating wireless and other companies and his day to day leadership as Chief Executive Officer of our Company provides him with intimate knowledge of our business and operations and contributes substantial value to the Board and the Company at large.

Thomas A. “Kip” Hyde, Jr., Director, President and Chief Operating Officer, joined Teletouch in October 2004 and served as Chief Executive Officer through November 2006. Subsequent to Teletouch’s acquisition and consolidation of Progressive Concepts, Inc. (“PCI”) in 2006, Mr. Hyde was named President and Chief Operating Officer of Teletouch, and President and Chief Executive Officer of PCI. In March 2009, Mr. Hyde was appointed to Teletouch’s Board of Directors to fill a vacant Board position. Prior to this, starting in 2002, Mr. Hyde was employed by Progressive Concepts Communications, Inc. (“PCCI”), a company controlled by Teletouch Chairman, Robert M. McMurrey, primarily managing its PCI-Hawk Electronics Home & Commercial Services division. In June 2003, Mr. Hyde was named President of State Hawk Security, Inc., a wholly owned subsidiary of PCCI, which purchased residential and commercial security contracts from PCI, among others. Prior to joining PCCI, Mr. Hyde was the President & CEO of Greenland Corporation, a San Diego, CA-based ATM manufacturer and back-office financial services provider to Mr. Hyde’s former employer, Dallas, TX-based Affiliated Computer Services (“ACS”). While at ACS, Mr. Hyde served in various executive roles, including Corporate Vice President of ACS Retail Solutions and Vice President of ACS Financial Services group. While at ACS, Mr. Hyde was awarded U.S. Patent #6,038,553 for the development of a self-service check cashing method and financial services kiosk architecture and telecommunications system. A later version of this system (now known as Vcom TM ) is installed in over 2,000 7-Eleven stores across the USA. Mr. Hyde holds a B.A. degree in Finance from the University of Texas at Austin. Mr. Hyde’s substantial experience in corporate mergers and acquisitions including diligence and restructuring and his day to day leadership as President and Chief Operating Officer of our Company provides him with intimate knowledge of our business and operations.

Douglas E. Sloan, Chief Financial Officer, joined Teletouch as a Senior Financial Analyst in August 1998. In May 2001, he was promoted to Controller and Corporate Secretary. In December 2005, he was promoted to the office of Interim Chief Financial Officer. In November 2006, Mr. Sloan was promoted to Chief Financial Officer and Treasurer. Mr. Sloan began his financial career as a senior auditor with Ernst & Young, LLP in Dallas, Texas from 1991 to 1995. Mr. Sloan is a Certified Public Accountant and has been licensed in the State of Texas since 1992. He holds a B.B.A. degree in Accounting from Texas A&M University. Mr. Sloan brings his extensive experience and expertise in the public accounting and auditing areas as well as his experience in corporate mergers and acquisitions including diligence and restructuring to his day to day work at the Company.

Clifford E. McFarland, an Independent Director, has been a director of Teletouch since May 1995. In 1991, Mr. McFarland co-founded McFarland, Grossman & Company, Inc. (“MGCO”), an investment bank in Houston, Texas, and has served as the President and Senior Managing Director of MGCO since its inception. From May 2006 to December 12, 2008, Mr. McFarland also served as President of LITMUS Consulting, LLC, a strategic financial services provider. From April 2008 to June 2008, Mr. McFarland served as a director and a Compensation Committee member of Production Enhancement Group, Inc., a Toronto Stock Exchange listed public company. Mr. McFarland earned a B.S. in Business / Public Affairs from the University of Houston / Clear Lake. Mr. McFarland brings substantial experience in key areas of interest to our Company, including financial management and analysis, investment banking, capital formation, mergers and acquisitions.

Marshall G. Webb, an Independent Director, has been a director of Teletouch since November 2001. He is President of Polaris Group, an advisory firm he founded in January 1999 to provide financial advisory and merger and acquisition services to public and private companies. From February 2003 through 2004, Mr. Webb has served as Chief Executive Officer of HWI Group, Inc., an early stage company formed to create security services solutions for maritime and land-based facilities including private companies and governmental agencies. From March 2005 through the closing of its August 2007 merger with a NYSE listed company, Mr. Webb has served as a director of ACR Group, Inc., a wholesale distributor of air conditioning, heating and refrigeration equipment. From April 2004 to October 2009, he has served as a director of Isolagen, Inc., a biotechnology company. From February 2004 through April 2005, he served as a director of Omni Energy Services Corp., a seismic support and exploration company. Mr. Webb attended Southern Methodist University, is a Certified Public Accountant, and began his career with Peat, Marwick, Mitchell & Co. Mr. Webb brings substantial experience in key areas of interest to our Company, including public company accounting, financial management and analysis.

Henry Y.L. Toh, an Independent Director, has been a director of Teletouch since November 2001. He is currently serving as a director with four other publicly traded companies. Since 1992, Mr. Toh has served as an officer and director of Acceris Communications, Inc., a publicly held voice-over-IP company. Since December 1998, Mr. Toh has served as a director of National Auto Credit, Inc., a specialized finance and entertainment company. From April 2002 until February 2004, Mr. Toh served as a director of Bigmar, Inc., a Swiss pharmaceuticals company. Since March 2004, Mr. Toh has served as a director of Crown Financial Group, Inc., a registered broker-dealer. From September 2004 until August 2005, Mr. Toh served as a director of Vaso Active Pharmaceuticals, Inc. Since 1992, Mr. Toh has served as an officer and director of Four M International, Inc., a privately held offshore investment entity. Since January 2010, Mr. Toh has served as the Vice Chairman and Executive Vice President of NuGen Holdings, Inc.. Mr. Toh began his career with KPMG Peat Marwick from 1980 to 1992, where he specialized in international taxation and mergers and acquisitions. Mr. Toh earned a B.S. in Managerial Studies / Economics from Rice University in 1980. Mr. Toh brings substantial experience in key areas of interest to our Company, including public company accounting, financial management and analysis.

Terry K. Dorsey, an Independent Director, has been a director of Teletouch since September 2011. From May 2009 to present, Mr. Dorsey has been Managing Director at Abshier Webb Donnelly & Baker, an investment bank that provides corporate financial advisory services to small and middle market companies. From April 2007 to November 2008, he was Director of Strategic Planning and Corporate Finance at Synthesis Energy Systems, Inc. (Nasdaq: SYMX), engaged in development in energy projects. From June 2002 to April 2007, he managed various investment banking engagements at WoodRock & Company, a Houston, TX based investment banking firm. Mr. Dorsey holds a B.B.A. degree  in Finance with a minor in accounting and economics and a M.B.A. degree in Management and Finance from Texas Tech University and holds a Ph.D. in Management of Technology with secondary fields of specialization in finance, investments and economics from the University of Texas at Austin.  Mr. Dorsey brings to the Company and its Board his expertise and substantial experience in the areas of investment banking, corporate finance and mergers & acquisitions.

Director and Officer Involvement in Certain Legal or Material Proceedings

There are no material proceedings to which any director, executive officer or affiliate of the Company, any owner of record or beneficial owner of more than five percent of any class of voting securities of the Company, or any associate of any such director, executive officer, affiliate or security holder is a party adverse to the Company or has a material interest adverse to the Company. There are no family relationships between any of the Company’s executive officers or directors and there are no arrangements or understandings between a director and any other person pursuant to which such person was elected as director. There were no material changes to the procedures by which shareholders may recommend nominees to the Board since the Company’s last disclosure of such policies.

To the best of our knowledge, none of the following events have occurred during the past ten years that are material to an evaluation of the ability or integrity of any director, director nominee or executive officer of the Company:

•      any bankruptcy petition filed by or against, or any appointment of a receiver, fiscal agent or similar Officer for, the business or property of such person, or any partnership in which such person was a general partner or any corporation of which such person was an executive officer either, in each case, at the time of the filing for bankruptcy or within two years prior to that time;

•      any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•       being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining such person from, or otherwise limiting, the following activities:

(i)           acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, Director or employee of any investment company, bank, savings and loan association or insurance company; or

(ii)           engaging in or continuing any conduct or practice in connection with such activity;

(iii)           engaging in any type of business practice; or engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws.

•      being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to act as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, Director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

•      being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or federal commodities law, and the judgment in such civil action or finding by the SEC or the Commodity Futures Trading Commission has not been subsequently reversed, suspended, or vacated;

•      being the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial instructions or insurance companies, including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•      being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a) (26) of the Exchange Act), any registered entity (as defined in Section 1(a) (29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or person associated with a member.

Director and Board Nominee Independence

Prior to January 2007, our common stock was traded on the NYSE Amex LLC (the “AMEX”) under the symbol “TLL.” Currently, our securities are quoted in the Over-the-Counter Markets under the symbol “TLLE.OB.”  Our Board continues to apply and review its members in compliance with independence requirements set forth in the NYSE Amex Company Guide and applicable federal securities laws. Under these requirements, the Board undertakes periodic reviews of director independence.  During this review, the Board considers transactions and relationships between each director or any member of his immediate family and Teletouch and its affiliates, including those transactions that are contemplated under Item 404(a) of Regulation S-K. The purpose of this review is to determine whether any such relationships or transactions exist that are inconsistent with a determination that the director is independent.  All but two of our directors are “independent” as defined in the Amex Company Guide (Messrs. McMurrey and Hyde, in addition to serving on the Board, also serve as our Chief Executive Officer, and President and Chief Operating Officer, respectively, and neither serves on the Audit, Nominating and Corporate Governance or Compensation Committees).  The members of the Audit Committee are also “independent” for purposes of Section 10A-3 of the Exchange Act and Amex listing requirements. The Board based these determinations primarily on a review of the responses of the directors and executive officers to questions regarding employment and transaction history, affiliations and family and other relationships and on discussions with the directors.  None of our directors engages in any transaction, relationship, or arrangement contemplated under Item 404(a) of Regulation S-K.

Board Committees

Our Board has four committees: Audit Committee, Executive Committee, Compensation Committee, and the Nominating and Governance Committee.

During the fiscal year ended May 31, 2011, the Board held 8 meetings in person or telephonically and acted by written consent on no occasions. Also during fiscal year 2011, our Audit Committee met 10 times, our Compensation Committee met 6 times, and our Nominating and Corporate Governance Committee met 1 time.  Each of our directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he served. The membership and responsibilities of our current committees are summarized below. Additional information regarding the responsibilities of each committee is found in, and is governed by, our By-Laws, as amended, each committee’s Charter, where applicable, specific directions of the Board, and certain mandated regulatory requirements. The Charters of the standing committees of the Board as well as the Code of Conduct and Ethics are available at our website at http://www.teletouch.com . The information on our website is not a part of this proxy statement. The information is also available in print to any shareholder who requests it.

Audit Committee.  The Audit Committee’s primary responsibilities are to monitor the Company’s financial reporting process and internal control system, to monitor the audit processes of the Company’s independent registered public accounting firm and internal financial management, and to provide an open avenue of communication among the Company’s independent registered public accounting firm, financial and senior management and the Board. The Audit Committee operates under a charter and reviews its charter annually and updates it as appropriate.

The Audit Committee’s primary responsibilities are to:

•	review whether or not management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Company;

•	review whether or not management has established and maintained processes to ensure that an adequate system of internal controls is functioning within the Company;

•
review whether or not management has established and maintained processes to ensure compliance by the Company with legal and regulatory requirements that may impact its financial reporting and disclosure obligations;

•	oversee the selection and retention of the Company’s independent registered public accounting firm, their qualifications and independence;

•	prepare a report of the Audit Committee for inclusion in the proxy statement for the Company’s annual meeting of shareholders;

•	review the scope and cost of the audit, the performance of the independent registered public accounting firm, and their report on the annual financial statements of the Company; and

•	perform all other duties as the Board may from time to time designate.

The Audit Committee consists of the following independent directors: Marshall G. Webb (Chairman), Clifford E. McFarland and Henry Y.L. Toh.  Mr. McFarland was appointed to the Audit Committee in November 2008 after he was deemed independent by the Board. Prior to Teletouch’s acquisition of PCI, Mr. McFarland served on the board of PCI’s previous parent, PCCI, and received compensation for his service through May 2006. The Board has  determined that Marshall G. Webb is an Audit Committee “financial expert” as defined under Item 407(d) of Regulation S-K under the Securities Act. As a “financial expert,” Mr. Webb has an understanding of GAAP and financial statements, experience in preparing or auditing financial statements of generally comparable companies, has applied such principles in connection with accounting for estimates, accruals and reserves and has experience with internal accounting controls and an understanding of Audit Committee functions.

Compensation Committee.  The Compensation Committee administers the Company’s incentive plans, sets policies that govern executives’ annual compensation and long-term incentives, and reviews management performance, compensation, development and succession.  The duties of the Compensation Committee include establishing any director compensation plan or any executive compensation plan or other employee benefit plan which requires shareholder approval; establishing significant long-term director or executive compensation and director or executive benefits plans which do not require stockholder approval; determination of any other matter, such as severance agreements, change in control agreements, or special or supplemental executive benefits, within the Committee's authority; determining the overall compensation policy and executive salary plan; and determining the annual base salary, annual bonus, and annual and long-term equity-based or other incentives of each corporate officer, including the CEO.  Although a number of aspects of the CEO’s compensation may be fixed by the terms of his employment contract, the Compensation Committee retains discretion to determine other aspects of the CEO’s compensation.  The CEO reviews the performance of the executive officers of the Company (other than the CEO) and, based on that review, the CEO makes recommendations to the Compensation Committee about the compensation of executive officers (other than the CEO). The CEO does not participate in any deliberations or approvals by the compensation committee or the Board with respect to his own compensation. The Compensation Committee makes recommendations to the Board about all compensation decisions involving the CEO and the other executive officers of the Company. The Board reviews and votes to approve all compensation decisions involving the CEO and the executive officers of the Company. The Compensation Committee and the Board will use data, showing current and historic elements of compensation, when reviewing executive officer and CEO compensation.  The Committee is empowered to review all components of executive officer and director compensation for consistency with the overall policies and philosophies of the Company relating to compensation issues.  The Committee may from time to time delegate duties and responsibilities to subcommittees or a Committee member.  The Committee may retain and receive advice, in its sole discretion, from compensation consultants.  The Compensation Committee does not currently employ compensation consultants in determining or recommending the amount or form of executive and director compensation.  None of the members of our Compensation Committee is one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.  The Compensation Committee consists of Clifford E. McFarland (Chairman), Henry Y.L. Toh and Marshall G. Webb.

Executive Committee.  Robert M. McMurrey (Chairman) and Clifford E. McFarland are the members of the Executive Committee, which held no meetings during the fiscal year ended May 31, 2011.

Nominating and Corporate Governance Committee.  The Nominating Committee was established during the 2004 fiscal year.  Its purpose was to identify candidates for future Board membership and proposes criteria for Board candidates and candidates to fill Board vacancies, as well as a slate of directors for election by the shareholders at each annual meeting. In 2008, the Board identified the need to establish a committee responsible for other corporate governance matters, including director independence and qualifications so the scope of the Nominating Committee was expanded to include these additional governance matters.  In December 2008, the charter of the Nominating and Corporate Governance Committee was approved by the Board.  The Committee annually assesses and reports to the Board on Board Committee performance and effectiveness, reviews and makes recommendations to the Board concerning the composition, size and structure of the Board and its committees and annually reviews and reports to the Board on director compensation and benefits matters. The Nominating Committee consists of Henry Y.L. Toh (Chairman), Marshall G. Webb and Clifford E. McFarland.

The Nominating Committee has the following responsibilities as set forth in its charter:

•	to review and recommend to the Board with regard to policies for the composition of the Board;

•	to review any director nominee candidates recommended by any director or executive officer of the Company, or by any shareholder if submitted properly;

•
to identify, interview and evaluate director nominee candidates and have sole authority to retain and terminate any search firm to be used to assist the Committee in identifying director candidates and approve the search firm’s fees and other retention terms;

•	to recommend to the Board the slate of director nominees to be presented by the Board;

•	to recommend director nominees to fill vacancies on the Board, and the members of each Board committee;

•	to lead the annual review of Board performance and effectiveness and make recommendations to the Board as appropriate; and

•	to review and recommend corporate governance policies and principles for the Company, including those relating to the structure and operations of the Board and its committees.

Shareholders meeting the following requirements who want to recommend a director candidate may do so in accordance with our Bylaws and the following procedures established by the Nomination and Governance Committee.  The Board will consider all director candidates recommended to the Nomination and Governance Committee by shareholders owning at least 5% of our outstanding shares at all times during the year preceding the date on which the recommendation is made that meet the qualifications established by the Board.  To make a nomination for director at an Annual Meeting, a written nomination solicitation notice must be received by the Nomination and Governance Committee at our principal executive office not less than 120 days before the anniversary date our proxy statement was mailed to shareholders in connection with our previous annual meeting.  The written nomination solicitation notice must contain the following material elements, as well as any other information reasonably requested by us or the Nomination Committee:

•	the name and address, as they appear on our books, of the stockholder giving the notice or of the beneficial owner, if any, on whose behalf the nomination is made;

•
a representation that the stockholder giving the notice is a holder of record of our common stock entitled to vote at the annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice;

•	complete biography of the nominee, as well as consents to permit us to complete any due diligence investigations to confirm the nominee’s background, as we believe to be appropriate;

•	the disclosure of all special interests and all political and organizational affiliations of the nominee;

•	a signed, written statement from the director nominee as to why the director nominee wants to serve on our Board, and why the director nominee believes that he or she is qualified to serve;

•
a description of all arrangements or understandings between or among any of the stockholder giving the notice, the beneficial owner, if any, on whose behalf the notice is given, each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder giving the notice;

•
such other information regarding each nominee proposed by the stockholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated,  or intended to be nominated, by our Board; and

•	the signed consent of each nominee to serve as a director if so elected.

In considering director candidates, the Nomination Committee will consider such factors as it deems appropriate to assist in developing a Board and committees that are diverse in nature and comprised of experienced and seasoned advisors who can bring the benefit of various backgrounds, skills and insights to the Company and its operations. Each director nominee is evaluated in the context of the full Board’s qualifications as a whole, with the objective of establishing a Board that can best perpetuate our success and represent stockholder interests through the exercise of sound judgment.  Each director nominee will be evaluated considering the relevance to us of the director nominee’s skills and experience, which must be complimentary to the skills and experience of the other members of the Board.  The Nominating Committee does not have a formal policy with regard to the consideration of diversity in identifying director candidates, but seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, to the Company and its shareholders.

Board Leadership Structure and Role in Risk Oversight

Robert M. McMurrey is our Chief Executive Officer and Chairman of our Board of Directors. It is Mr. McMurrey’s opinion that a shareholder who is active in business, as is currently the case, should hold both roles. The opinion is fully shared by our Board because is a director who is well familiar with the Company’s business and industry, and well qualified and capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. In addition, the Board believes the combined role of Chairman and Chief Executive Officer, at large, is in the best interest of shareholders because it provides the appropriate balance between strategy development and independent oversight of management.

Independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight and expertise from outside the company and industry, while the Chief Executive Officer brings company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance. The Board presently does not have a lead independent director.  Our Board believes that this arrangement has and continues to serve the best interests of the Company’s shareholders.

The Board views its role in the Company’s risk oversight process as receiving regular reports from members of senior management on areas of material risk to the Company, including strategic, operational, reporting and compliance risks. The full Board (or the appropriate standing committee of the Board in the case of risks that are under the purview of a particular committee) is to receive these reports from the appropriate party within the organization that is responsible for a particular risk or set of risks to enable it to understand our risk identification, management and mitigation strategies. The Board has developed an agenda of risk topics that are presented to the Board or one of its standing committees on an annual basis. When a committee is to receive such a report, the Chairman of the committee will discuss the report with the full Board during the next available Board meeting, holding additional meetings, if and when required. The Board believes that this practice enables the Board and its committees to coordinate risk oversight for the Company, particularly regarding the interrelationship among various risks. During its regular course of its activities, our Audit Committee discusses our policies with respect to risk assessment and risk management. The Compensation Committee and the Board each discuss the relationship between our compensation policies and corporate risk to assess whether these policies encourage excessive risk-taking by executives and other employees.

Shareholder Communications with Directors

We have no formal written policy regarding communication with the Board. Persons wishing to write to the Board or to a specified director or committee of the Board should send correspondence to the Secretary at our principal offices.  Electronic submissions of shareholder correspondence will not be accepted.  The Secretary will forward to the directors all communications that, in his judgment, are appropriate for consideration by the directors.  Examples of communications that would not be appropriate for consideration by the directors include commercial solicitations and matters not relevant to the shareholders, to the functioning of the Board, or to the affairs of Teletouch.  Any correspondence received that is addressed generically to the Board will be forwarded to the Chairman of the Board.  If the Chairman of the Board is not an independent director, a copy will be sent to the Chairman of the Audit Committee as well.

Board Member Attendance at Annual Meetings

All current Board members and all nominees for election to our Board are expected to attend our Annual Meetings unless personal circumstances make the Board member or director nominee attendance impracticable or inappropriate.

Code of Conduct and Ethics

Our Board has adopted a Code of Ethics within the meaning of Item 406 of Regulation S-K that applies to all of our officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code codifies the business and ethical principles that govern our business. The Code is designed to deter wrongdoing and to promote: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us; (iii) compliance with applicable governmental laws, rules and regulations; (iv) the prompt internal reporting of violations of the ethics code to an appropriate person or persons identified in the code; and (v) accountability for adherence to the Code.

Compensation of Directors and Executive Officers

Summary Compensation Table

The following table sets forth the aggregate cash compensation paid for services rendered to Teletouch during the last two fiscal years by the Named Executive Officers. During fiscal year 2011 and 2010, the named executive officers included Robert M.McMurrey (Chairman, CEO), Thomas A. “Kip” Hyde, Jr. (President, COO) and Douglas E. Sloan (CFO).

		Salary	Bonus (6)	Option Awards (4)	All Other Compensation (5)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)

Robert M. McMurrey (1)	2011	380,000	-	81,028	3,630	464,658
(Chairman, CEO)	2010	380,000	380,000	34,846	3,630	798,476

Thomas A."Kip" Hyde, Jr. (2)	2011	325,000	-	64,560	-	389,560
(President, COO)	2010	325,000	325,000	27,764	8,883	686,647

Douglas E. Sloan (3)	2011	250,000	-	47,608	10,467	308,075
(CFO, Treasurer, Corporate Secretary)	2010	210,000	210,000	-	9,800	429,800

(1)
Mr. McMurrey was previously Chief Executive Officer of Teletouch until February 2000 and was re-appointed to this position in November 2006 following the acquisition of PCI in August 2006. In December 2008, Mr. McMurrey entered into an executive employment contract with the Company, effective June 1, 2008, under which his annual salary was increased to $380,000 with a target bonus of up to 100% of his annual salary based upon the Company’s achievement toward certain performance targets established by the Compensation Committee of the Board. See Note (6) below for discussion on the fiscal 2011 bonus award.  For 2010, Mr. McMurrey was granted a bonus of $380,000 based upon the Company exceeding the fiscal 2010 performance targets established in conjunction with the employment agreement. Under the terms of Mr. McMurrey’s employment the fiscal year 2010 bonus was due to be paid no later than July 31, 2010; however, Mr. McMurrey agreed to take 25% of this bonus payment in July 2010 and 25% in August 2010 with the balance paid out at the discretion of the Company by December 2010.

(2)
Mr. Hyde was named Chief Executive Officer in October 2004 and in November 2006, concurrent with Mr. McMurrey being named Chief Executive Officer, Mr. Hyde was named President and Chief Operating Officer. In December 2008, Mr. Hyde entered into an executive employment contract with the Company, effective June 1, 2008, under which his annual salary was increased to $325,000 with a target bonus of up to 100% of his annual salary based upon the Company’s achievement toward certain performance targets established by the Compensation Committee of the Board. See Note (6) below for discussion on the fiscal 2011 bonus award.   For 2010, Mr. Hyde was granted a bonus of $380,000 based upon the Company exceeding the fiscal 2010 performance targets established in conjunction with the employment agreement. Under the terms of Mr. Hyde’s employment the fiscal year 2010 bonus was due to be paid no later than July 31, 2010; however, Mr. Hyde agreed to take 25% of this bonus payment in July 2010 and 25% in August 2010 with the balance paid out at the discretion of the Company by December 2010.

(3)
Mr. Sloan was named Chief Financial Officer and Treasurer in November 2006 following the acquisition of PCI in August 2006. For fiscal 2010, Mr. Sloan’s salary was $210,000 annually with a target bonus of up to 100% of his annual salary based on the same performance targets established by the Compensation Committee in conjunction with Mr. McMurrey and Mr. Hyde’s employment agreements. Effective June 1, 2010, the Compensation Committee increased Mr. Sloan’s salary to $250,000 annually with a target bonus of up to 100% of his annual salary based on the same performance targets established for Mr. McMurrey and Mr. Hyde.  See Note (6) below for discussion on the fiscal 2011 bonus award.   For 2010, Mr. Sloan was granted a bonus of $210,000 based upon the Company exceeding the fiscal 2010 performance targets established by the Compensation Committee. Mr. Sloan agreed to take 25% of this bonus payment in July 2010 and 25% in August 2010 with the balance paid out at the discretion of the Company by December 2010.

(4)
Amounts in this column represent the total fair value of equity-based compensation for stock options awarded in the respective fiscal year. The fair value of the stock options is determined pursuant to ASC Topic 718. In fiscal year 2011 and 2010, the Company elected to use the Black-Scholes option-pricing model, which incorporates various assumptions including volatility, expected life and interest rates to calculate the fair value of the options awarded. The Company has determined that the best measure of expected volatility is based on the historical daily volatility of the Company’s common stock. The Company has elected to estimate the expected life of an award based upon the SEC approved “simplified method” noted under the provisions of Staff Accounting Bulletin No. 107 with the continued use of this method extended under the provisions of Staff Accounting Bulletin No. 110. Under this formula, the expected term is equal to: ((weighted-average vesting term + original contractual term)/2). The interest rate used is the risk free interest rate and is based upon U.S. Treasury rates appropriate for the expected term. Dividend yield is zero for these options as the Company does not expect to declare any dividends on its common shares in the foreseeable future. In addition to the key assumptions used in the Black-Scholes model, the estimated forfeiture rate at the time of valuation is a critical assumption.  The Company has estimated an annualized forfeiture rate of 0.0% for the stock options granted to senior management and the Company’s directors in fiscal years 2011 and 2010.  The Company reviews the expected forfeiture rate annually to determine if that percent is still reasonable based on historical experience. See the “Outstanding Equity Awards at Fiscal Year-End 2011” table below for information on stock option grants made in fiscal year 2011.

(5)	Represents contributions made by Teletouch pursuant to its 401(k) Plan.

(6)	The Company’s Compensation Committee reviewed the Company’s fiscal 2011 operating results and concluded no fiscal year 2011 discretionary bonus would be awarded to any executive officer.

Outstanding Equity Awards at Fiscal Year-End 2011

	Number of	Number of
	Securities	Securities
	Underlying	Underlying	Option
	Unexercised	Unexercised	Exercise	Option
	Options (#)	Options (#)	Price	Expiration
Name	Excercisable	Unexercisable	($) (9)	Date

Robert M. McMurrey	614,035	307,017	0.190	8/1/2018	(5)
	319,000	-	0.116	6/1/2019	(6)
	319,000	-	0.326	6/1/2020	(7)

Thomas A. "Kip" Hyde, Jr.	500,000	-	0.384	10/19/2014	(3)
	400,000	-	0.390	9/13/2016	(4)
	526,315	263,158	0.190	8/1/2018	(5)
	254,167	-	0.116	6/1/2019	(6)
	254,167	-	0.326	6/1/2020	(7)

Douglas E. Sloan	10,000	-	0.400	4/11/2013	(1)
	50,000	-	0.550	7/8/2014	(2)
	270,000	-	0.390	9/13/2016	(4)
	368,421	184,210	0.190	8/1/2018	(5)
	150,000	-	0.346	6/21/2020	(8)

Vesting Schedule for Outstanding Stock Options and Unvested Restricted Stock Units

(1)	Granted on 4/11/03. All options have vested to date.
(2)	Granted on 7/8/04. All options have vested to date.

(3)	Granted on 10/19/04. All options have vested to date.
(4)	Granted on 9/13/06. All options have vested to date.
(5)	Granted on 8/1/08. All options have vested to date.
(6)	Granted on 6/1/09. All options have vested to date
(7)	Granted on 6/1/10. All options have vested to date.
(8)	Granted on 6/21/10. All options have vested to date.
(9)
The stock options have a a maximum term of 10 years measured from the applicable grant date, subject to early termination in the event of the optionee’s cessation of service with Teletouch. The exercise price for each of these options is equal to the average of the 5 days closing price per share of common stock prior to the grant date.

The stock options have a maximum term of 10 years measured from the applicable grant date, subject to early termination in the event of the optionee’s cessation of service with Teletouch. The exercise price for each of these options is equal to the average of the 20 days closing price per share of common stock prior to the grant date

Employment Contracts, Termination Provisions and Change-in-Control Arrangements

Except as described below, we currently have no employment agreements with any of our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control.

Robert M. McMurrey: On December 31, 2008, the Board of Teletouch approved an executive employment agreement with an effective date of June 1, 2008 (the “McMurrey Agreement”) by and between the Company and Robert M. McMurrey, the Company’s present Chairman and Chief Executive Officer.  Mr. McMurrey will continue to be engaged on a full-time basis with the authority to perform all such responsibilities, duties and render such services as may be customary to the offices of the Chairman and Chief Executive Officer of the Company.

Under the terms and provisions of the McMurrey Agreement, the term of his employment with the Company commences on June 1, 2008 for an initial term ending May 31, 2011, and automatically renews for successive additional one year term(s), unless either the Company or Mr. McMurrey gives the other party an advance written notice not to renew the McMurrey Agreement.  At May 31, 2011, the McMurrey Agreement automatically renewed for an additional one year term ending May 31, 2012 with no other changes to the terms of this agreement.  Under the terms of the employment agreement,  Mr. McMurrey will be entitled to:

•	annual base salary of $380,000 during the term of his employment, subject to review by the Board for subsequent increases on an annual basis;

•	annual bonus if, in the sole discretion of the Board, he meets the Company’s performance targets as determined by the Compensation Committee of the Board;

•
at least 319,000 10-year options to purchase shares of common stock of the Company (with exact number of such options to be finalized by the Compensation Committee of the Board) under its existing equity compensation plan, on the first business date of each fiscal year the McMurrey Agreement is in effect, each of which grants will be vested fully on the grant date and subject to other terms and provisions as may be set forth in each stock option agreement evidencing each such grant;

•
participate in all medical, dental, life, and disability insurance, participation in the Company’s 401(k) plan, and other benefits available to all full-time employees of the Company, subject to eligibility requirements.

The McMurrey Agreement may be terminated by the Company in the event of Mr. McMurrey’s (i) disability, (ii) death, (iii) not for Cause (as defined below), for any reason and in the Company’s sole and absolute discretion,  provided  that the Company will continue to pay the base salary then in effect for no less than a year and no more than the remaining term of the Agreement, (iv) for Cause, which includes, without limitation, (1) the indictment of, or the bringing of formal charges against Mr. McMurrey involving criminal fraud or embezzlement; (2) his conviction of a crime involving an act or acts of dishonesty, fraud or moral turpitude, which act or acts constitute a felony; (3) his continued failure to substantially perform his duties under the McMurrey Agreement, as reasonably determined by the Board, which is not cured in a reasonable time; (4) his having willfully caused the Company, without the approval of the Board, to fail to abide by either a valid material contract to which the Company is a party or the Company’s Bylaws; (5) Mr. McMurrey having committed acts or omissions constituting gross negligence or willful misconduct with respect to the Company; (6) his having committed acts or omissions constituting a material breach of duty of loyalty or fiduciary duty to the Company or any material act of dishonesty or fraud with respect to the Company, which are not cured in a reasonable time; or (7) his having committed acts or omissions constituting a material breach of this McMurrey Agreement, which are not cured in a reasonable time.  In the event of termination in the event of death, disability or not for Cause, the Company will pay all amounts then due to Mr. McMurrey under the McMurrey Agreement for any portion of the payroll period worked but for which payment had not yet been made up to the date of termination.  In the event of termination for Cause, the Company will have no further obligations to Mr. McMurrey under this McMurrey Agreement, and any and all options granted hereunder will terminate according to their terms.

The McMurrey Agreement may also be terminated by Mr. McMurrey for Good Reason, which will be deemed to exist: (i) if the Board fails to elect or reelect Mr. McMurrey to, or removes him from, any of the office(s) referred to in the McMurrey Agreement; (ii) if the scope of his duties, responsibilities, authority or position is significantly reduced (but not excluding changes resulting from a sale of the Company, whether by merger, tender offer or otherwise); or (iii) if the Company shall have continued to fail to comply with any material provision of this McMurrey Agreement after a 30-day period to cure (if such failure is curable) following written notice to the Company of such non-compliance.

The McMurrey Agreement also contains confidentiality, non-competition and other additional provisions, which are customary to employment agreements of this nature. The foregoing description of the McMurrey Agreement does not purport to be complete and is qualified in its entirety by the text of the actual agreement.

The Compensation Committee of the Board reviewed and approved the terms and provisions of the McMurrey Agreement.

Thomas A. “Kip” Hyde, Jr.: On December 31, 2008, the Board of Teletouch approved an executive employment agreement with an effective date of June 1, 2008 (the “Hyde Agreement”) by and between the Company and Thomas A. “Kip” Hyde, Jr. the Company’s present President and Chief Operating Officer, as well as Chief Executive Officer of certain of the Company’s subsidiaries.

Mr. Hyde will continue to be engaged on a full-time basis with the authority to oversee all of the Company’s operational aspects and perform such responsibilities, duties and render such services as may be customary to the offices of the President and Chief Operating Officer of the Company, as well as Chief Executive Officer of certain of the Company’s subsidiaries.

Under the terms and provisions of the Hyde Agreement, the term of his employment with the Company commences on June 1, 2008 for an initial term ending May 31, 2011, and automatically renews for successive additional one year term(s), unless either the Company or Mr. Hyde gives the other party an advance written notice not to renew the Hyde Agreement.  At May 31, 2011, the Hyde Agreement automatically renewed for an additional one year term ending May 31, 2012 with no other changes to the terms of this agreement.  Under the terms of the employment agreement, Mr. Hyde will be entitled to:

•	annual base salary of $325,000 during the term of his employment, subject to review by the Board for subsequent increases on an annual basis;

•	annual bonus if, in the sole discretion of the Board, he meets the Company’s performance targets as set and determined by the Compensation Committee of the Board;

•
at least 254,167 10-year options to purchase shares of common stock of the Company (with exact number of such options to be finalized by the Compensation Committee of the Board) under its existing equity compensation plan, on the first business date of each fiscal year the Hyde Agreement is in effect, each of which grants will be vested fully on the grant date and subject to other terms and provisions as may be set forth in each stock option agreement evidencing each such grant;

•
participate in all medical, dental, life, and disability insurance, participation in the Company’s 401(k) plan, and other benefits available to all full-time employees of the Company, subject to eligibility requirements.

The Agreement may be terminated by the Company in the event of Mr. Hyde’s (i) disability, (ii) death, (iii) not for Cause (as defined below), for any reason and in the Company’s sole and absolute discretion, provided  that the Company will continue to pay  the base salary then in effect for no less than a year and no more than the remaining term of the Agreement, (iv) for Cause, which includes, without limitation, (1) the indictment of, or the bringing of formal charges against Mr. Hyde involving criminal fraud or embezzlement; (2) his conviction of a crime involving an act or acts of dishonesty, fraud or moral turpitude, which act or acts constitute a felony; (3) his continued failure to substantially perform his duties under the Agreement, as reasonably determined by the Board, which is not cured in a reasonable time; (4) his having willfully caused the Company, without the approval of the Board, to fail to abide by either a valid material contract to which the Company is a party or the Company’s Bylaws; (5) his having committed acts or omissions constituting gross negligence or willful misconduct with respect to the Company; (6) his having committed acts or omissions constituting a material breach of duty of loyalty or fiduciary duty to the Company or any material act of dishonesty or fraud with respect to the Company, which are not cured in a reasonable time; or (7) his having committed acts or omissions constituting a material breach of this Hyde Agreement, which are not cured in a reasonable time.  In the event of termination in the event of death, disability or not for Cause, the Company will pay all amounts then due to Mr. Hyde under the Hyde Agreement for any portion of the payroll period worked but for which payment had not yet been made up to the date of termination.  In the event of termination for Cause, the Company will have no further obligations to Hyde under this Hyde Agreement, and any and all options granted hereunder will terminate according to their terms.

The Hyde Agreement may also be terminated by Mr. Hyde for Good Reason, which will be deemed to exist: (i) if the Board fails to elect or reelect Mr. Hyde to, or removes him from, any of the offices of the President and Chief Operating Officer of the Company absent Cause; (ii) if the Board fails to nominate him to serve on the Board at the first meeting of the Board following December 31, 2009; (iii) if the scope of his duties, responsibilities, authority or position is significantly reduced (but not excluding changes resulting from a sale of the Company, whether by merger, tender offer or otherwise) provided that Mr. Hyde will act by written notice of his belief that such event has occurred within 30 days of any such diminution in the scope of his duties, responsibilities, authority or position; or (iv) if the Company shall have continued to fail to comply with any material provision of the Hyde Agreement after a 30-day period to cure (if such failure is curable) following written notice to the Company of such non-compliance.

The Hyde Agreement also contains confidentiality, non-competition and other additional provisions which are customary to employment agreements of this nature.

The Compensation Committee of the Board reviewed and approved the terms and provisions of the Hyde Agreement.

Compensation of Directors

Each director of Teletouch, who is not a salaried officer or employee of Teletouch or of a subsidiary of Teletouch, receives compensation for serving as a director and fees for attendance at meetings of the Board or of any committee appointed by the Board as determined by the Board from time to time. Beginning August 2004 and through May 31, 2008, the Company provided a compensation plan for the Board members whereby all non-employee non-affiliate directors are compensated at the rate of $30,000 annually. Teletouch’s policy through May 31, 2008 is that every non-employee, non-affiliate director of Teletouch shall be paid $1,500 for attendance at Board meetings ($500 for telephonic attendance).

The directors are also eligible to receive options under our stock option plans at the discretion of the Board. Beginning August 2004 and through May 31, 2008 under the Company’s applicable stock option plan (the 1994 Plan or the 2002 Plan), all non-employee non-affiliate directors received a one-time grant of options to purchase 15,000 shares of common stock upon election as a director plus an additional grant of 10,000 options on the first trading day of each year.

New Compensation Plan for Directors Effective June 1, 2008

Effective June 1, 2008, the Company approved a new compensation plan for our Board.  Under the new compensation plan, all non-employees, non-affiliate directors will be compensated at the rate of $36,000 annually.  In addition, non-employee, non-affiliate directors serving on committees of the Board receive additional annual compensation as follows:
Additional
Annual
Compensation
Committee Assignment	($)

Audit Committee Chairman	12,500
Audit Committee Member (excl. Chairman)	3,000
Compensation Committee Chairman	7,500
Compensation Committee Member (exlc. Chairman)	2,500
Corporate Governance Committee Chairman	3,750
Corporate Governance Committee Member (excl. Chairman)	1,000

Under the new compensation plan, non-employee, non-affiliate directors will be paid $1,500 for attendance at meetings of the Board or any committee meetings subject to a maximum daily compensation of $2,250 in the event of attendance of multiple meetings in a single day ($750 for telephonic attendance subject to a maximum daily compensation of $1,000 in the event of telephonic attendance of multiple meetings in a single day).  Beginning June 1, 2008, all non-employee, non-affiliate directors will receive a one-time grant of options to purchase 45,000 shares of common stock upon election as a director plus an additional grant of either (i) options to purchase 40,000 shares of common stock or (ii) 20,000 shares of the Company’s common stock on the first trading day of each calendar year as additional compensation for their services.  The directors can choose to receive either the stock options or shares of common stock annually following their election to the Board.

	Fees
	Earned or
	Paid in	Option
	Cash	Awards	Total
Non-Employee Director	($)	($)(1)	($)

Marshall G. Webb	72,750	10,160	82,910

Henry Y.L. Toh	66,000	10,160	76,160

Clifford E. McFarland	62,250	10,160	75,410

(1)           Amounts in this column represent the total fair value of equity-based compensation for stock options awarded in fiscal year 2011. The fair value of the stock options is determined pursuant to ASC Topic 718.  The Company uses the Black-Scholes option-pricing model to estimate the fair value of its stock options, which incorporates various assumptions including volatility, expected life and interest rates. The Company is required to make various assumptions in the application of the Black-Scholes option pricing model. The Company has determined that the best measure of expected volatility is based on the historical daily volatility of the Company’s common stock. The volatility factors utilized in the Company’s Black-Scholes computations for the director options issued in fiscal year 2011 were 127.22%.  The Company has elected to estimate the expected life of an award based upon the SEC approved “simplified method” noted under the provisions of Staff Accounting Bulletin No. 107 with the continued use of this method extended under the provisions of Staff Accounting Bulletin No. 110. Under this formula, the expected term is equal to: ((weighted-average vesting term + original contractual term)/2). The expected term used by the Company as computed by this method for the director options issued in fiscal year was 5.0 years The interest rate used is the risk free interest rate and is based upon U.S. Treasury rates appropriate for the expected term. Interest rates used in the Company’s Black-Scholes calculations for the director options issued in fiscal year 2011was 2.05%. Dividend yield is zero for these options as the Company does not expect to declare any dividends on its common shares in the foreseeable future.

Stock Option Plans

1994 Stock Option and Appreciation Rights Plan

Pursuant to the 1994 Stock Options and Appreciation Rights Plan (the “1994 Plan”), our Board adopted a policy providing that each non-employee, non-affiliate director shall receive a non-discretionary Non-Qualified Option to purchase 666 shares of common stock effective as of June 1, 1998 and subsequently on the first business day of January each year beginning in January 1999. Each option is exercisable at a price equal to the closing market price on the date of grant, and vests in full one year from the date of grant. Mr. McFarland was granted options to purchase 666 shares of Teletouch common stock effective January 2, 1999, January 2, 2000, January 2, 2001 and January 2, 2002 under the 1994 Plan. In addition, Mr. Toh and Mr. Webb were each granted an option to purchase 10,000 shares of the Company’s common stock upon their appointment to the Board in November 2001, and an additional option to purchase 666 shares of common stock effective January 2, 2002. Mr. McFarland was granted options to purchase 3,333 shares in November 2001 to put him in parity with Messrs. Toh and Webb. As of May 31, 2011, there were at total of 39,329 options outstanding under the 1994 Plan comprised of 27,329 non-qualified Options and 12,000 incentive options.  No options remaining available for future issuance under the 1994 Plan as under the provisions of the 1994 Plan, no further options can be issued after July 2004, which is the tenth anniversary following the adoption of the 1994 Plan .

2002 Stock Option and Appreciation Rights Plan

Our shareholders approved the 2002 Stock Option and Appreciation Rights Plan (the “2002 Plan”) at the 2002 Annual Stockholder meeting. The 2002 Plan provides that non-employee, non-affiliate directors are eligible to receive options, as well as officers, employees and consultants. It is the Board’s intention that annual non-discretionary option grants to certain directors under the 1994 Stock Option Plan cease, along with one-time grants of options to new Board members when they join the board. However, these kinds of grants will continue under the 2002 Plan. All options granted under the 2002 Plan will be exercisable at a price equal to the closing market price on the date of grant; vesting will be as determined by the Board or Compensation Committee on the date of grant.  As of May 31, 2011, there were a total of 5,616,488 options outstanding under the 2002 Plan comprised of 496,998 non-qualified options and 5,119,490 incentive options and 3,853,512 options remaining available for future issuance under the 2002 Plan.  Under the provisions of the 2002 Plan, no further options can be issued after August 2012, which is the tenth anniversary following the adoption of the 2002 Plan .

Securities Authorized For Issuance under Equity Compensation Plans

The following table summarizes information as of May 31, 2011, about the Company’s outstanding stock options and shares of Common Stock reserved for future issuance under the Company’s existing equity compensation plans.

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in col. (a))
Equity compensation plans approved by security holders(1)	5,655,817	$0.26	3,853,512
Equity compensation plans not approved by security holders	--	--	--
Totals	5,655,817	$0.26	3,853,512

(1)	The equity compensation plans approved by security holders are the 1994 Stock Option and Appreciation Rights Plan and the 2002 Stock Option and Appreciation Rights Plan.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with Teletouch’s management and BDO USA, LLP (“BDO”), the Company’s independent registered public accounting firm for the fiscal year ended May 31, 2011, together and separately, the audited financial statements contained in Teletouch’s Annual Report on Form 10-K for the 2011 fiscal year.

The Audit Committee has also discussed with BDO the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) which includes, among other items, matters related to the conduct of the audit of Teletouch’s financial statements.

The Audit Committee also received and reviewed the written disclosures and the letter from BDO required by PCAOB Rule 3526 (Independence Discussions with Audit Committees) as has discussed with BDO its independence from Teletouch.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in Teletouch’s Annual Report on Form 10-K for the year ended May 31, 2011, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee.

Marshall G. Webb, Chairman
Henry Y.L. Toh, Clifford E. McFarland

Transactions with Related Persons

During the 2011 fiscal year, we were not involved in any related party transactions subject to Item 404 of Regulation S-K.  Pursuant to written Board policies, our executive officers and directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction without the prior consent of the Board. Any request for such related party transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to the Audit Committee and the Board for review, consideration and approval. All of our directors, executive officers and employees are required to report to the Board any such related party transaction. In approving or rejecting the proposed agreement, the Board will consider the relevant facts and circumstances available and deemed relevant to the Board which will approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as the Board determines in the good faith exercise of its discretion.

Interest of Certain Persons in Matters to be Acted Upon

Management is not aware of any substantial interest, direct or indirect, by securities holdings or otherwise of any officer, director, nominee for director, or associate of the foregoing persons in any matter to be acted on, as described herein.

Shareholder Proposals and Submissions for Inclusion in the Proxy Statement for the 2011 Annual Meeting of Shareholders

We presently intend to hold our next annual meeting of shareholders in October 2012.  A proxy statement and notice of such annual meeting will be mailed to all shareholders approximately one month prior to that date.  Shareholder proposals must be received at our principal executive offices located in Fort Worth, TX, no later than 120 days prior to the first anniversary of the date of this proxy statement; provided, however, that in the event that the date of the next annual meeting is advanced by more than 30 days from the anniversary date of the next annual meeting, notice by the shareholder must be received no later than the close of business on the 10th day following the earlier of the date on which notice of the date of the meeting was mailed or public disclosure was made.  All shareholder proposals received after the deadline will be considered untimely and will not be included in the proxy statement for the next annual meeting.  The SEC rules establish a different deadline for submission of shareholder proposals that are not intended to be included in our proxy statement with respect to regularly scheduled annual meetings.  The rules set forth standards as to what shareholder proposals are required to be included in a proxy statement.  Also, the notice must meet the other requirements contained in our Bylaws.  A copy of the relevant Bylaw provisions containing the requirements for making shareholder proposals may be obtained free of charge by contacting our Corporate Secretary at our executive offices at Teletouch.

Other Matters

The Board knows of no other matters which will come before the meeting.  However, if any matters other than those set forth in the notice should be properly presented for action, the persons named in the proxy intend to take such action as will be in harmony with the policies of the Company and will use their discretion.

House holding of Proxy Materials

Each year in connection with the annual meeting of shareholders, we are required to send to each shareholder of record a proxy statement, annual report and notice of internet availability of proxy materials, and to arrange for such documents to be sent to each beneficial shareholder whose shares are held by or in the name of a broker, bank, trust or other nominee. Because some shareholders hold shares of our common stock in multiple accounts, this process results in duplicate mailings of such documents to shareholders who share the same address. Shareholders may avoid receiving duplicate mailings and save us the cost of producing and mailing duplicate documents as follows:

Shareholders of Record. If you are now receiving multiple copies of our proxy materials and would like to have only one copy of these documents delivered to your household in the future, please call, email or write us at (800) 232-3888, investors@teletouch.com, or Teletouch Communications, Inc., c/o Corporate Secretary, 5718 Airport Freeway, Fort Worth, Texas  76117.

Beneficial Shareholders. If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single proxy statement, annual report and notice of internet availability of proxy materials if there are other shareholders who share an address with you. If you currently receive more than one copy of such documents at your household and would like to receive only one copy of each in the future, you should contact your nominee.

Right to Request Separate Copies. If you consent to the delivery of a single proxy statement, annual report and notice of internet availability of proxy materials but later decide that you would prefer to receive a separate copy of each document, as applicable, for each shareholder sharing your address, then please notify us or your nominee, as applicable, and we or they will promptly deliver such additional documents. If you wish to receive a separate copy of such documents for each shareholder sharing your address in the future, you may contact the Corporate Secretary at the address above.

 Copies of the exhibits filed with the Company’s Annual Report on Form 10-K for the most recent fiscal year will be sent to shareholders by first class mail, without charge, within one day of the Company’s receipt of a written or oral request for said exhibits.  To request exhibits, please send your written request to: Teletouch Communications, Inc., c/o Corporate Secretary, 5718 Airport Freeway, Fort Worth, Texas  76117.

ANNUAL MEETING OF SHAREHOLDERS

November 14, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

TELETOUCH COMMUNICATIONS, INC.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and appoints Robert M. McMurrey and Thomas A. “Kip” Hyde, Jr., or either of them, proxies for the undersigned, each with full power of substitution, to vote all of the undersigned’s shares of common of the Company held of record by the undersigned on October 5, 2011 at the Annual Meeting of Shareholders to be held on November 14, 2011, at 11 a.m. EST (10 a.m. CST) at The Ashton Hotel, 610 Main Street, Fort Worth, TX 76102 in the Winfree Ballroom, and at all adjournments thereof, with all powers the undersigned would possess if personally present. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

1.	To elect three Class I directors to serve until their respective terms expire or until their successors are duly elected and qualified:

☐           FOR all nominees listed below

☐           WITHHOLD AUTHORITY for all nominees

☐           FOR all nominees except as noted below:  Nominee exception(s)

○ Robert M. McMurrey         ○ Clifford E. McFarland         ○ Ronald L. Latta, Jr.

2.	To ratify the appointment of BDO USA, LLP as independent auditors of the Company for the fiscal year ending May 31, 2012.

☐  FOR                                                       ☐  AGAINST                                                       ☐  ABSTAIN

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

☐  FOR                                                       ☐  AGAINST                                                       ☐  ABSTAIN

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder.  If no direction is made, this proxy will be voted “FOR” proposals 1, 2 and 3. The undersigned hereby acknowledges receipt of the notice of Annual Meeting and proxy statement furnished in connection therewith.

DATED:

(Signature)

(Signature if jointly held)

(Printed name(s))

Please sign exactly as name appears herein.  When shares are held by Joint Tenants, both should sign, and for signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If held by a corporation, please sign in the full corporate name by the president or other authorized officer.  If held by a partnership, please sign in the partnership name by an authorized person.

PLEASE MARK, SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE.  THANK YOU.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS

Electronic copies of this proxy statement and proxy card for the Annual Meeting of Shareholders and are available to you at http://www.teletouch.com. Requests for additional copies of the proxy materials should be addressed to Shareholder Relations, Teletouch Communications, Inc., 5718 Airport Freeway, Fort Worth, Texas 76117. This material will be furnished without charge to any shareholder requesting it.